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                                                                  Exhibit 10.172

                      POST CLOSING AND INDEMNITY AGREEMENT

     THIS POST CLOSING AND INDEMNITY AGREEMENT (this "Agreement") is made and entered into as of the ___ day of May, 2004, by and among INLAND WESTERN SPOKANE NORTHPOINTE, L.L.C., a Delaware limited liability company ("Purchaser"), and NORTHPOINTE DELAWARE, LLC, a Delaware limited liability company, and CHULA VISTA PLAZA, LLC, a California limited liability company (collectively, "Seller"), in connection with the acquisition by Purchaser of that certain property commonly known as Northpointe Plaza Shopping Center, Spokane, Washington (the "Property").

     WHEREAS, Purchaser is acquiring the Property from Seller (the
"Transaction").

     WHEREAS, in order to proceed with and consummate such acquisition and as a condition to closing the Transaction, Purchaser requires that Seller agree to the obligations and indemnities set forth below, which are to be performed after such closing.

     NOW, THEREFORE, for good and valuable consideration including the mutual promises contained herein, the parties hereto agree as follows:

     1.   PETSMART; SALLY BEAUTY AND LINENS-N-THINGS ESTOPPELS; HALLMARK LEASE.

          (a) In its estoppel certificate delivered in connection with the Transaction, PetsMart, Inc. ("PetsMart") asserts a claim that the landlord under the PetsMart lease relating to the Property (the "Lease") owes to PetsMart the following amounts; (a) $2,313.86 relating to an overpayment by PetsMart of Common Area Maintenance (as defined in the Lease) for calendar year 2001 and PetsMart's audit fee relating thereto (the "2001 Claim"); (b) $4,570.54 relating to an overpayment by PetsMart of Common Area Maintenance for calendar year 2002 and PetsMart's audit fee relating thereto (the "2002 Claim"); and (c) $31,609.00 relating to an alleged refund owed to PetsMart on account of landlord's alleged failure to deliver to PetsMart an Adjustment Bill (as defined in the Lease) for the calendar year 2003 Common Area Maintenance Expense (the "2003 Claim"). Seller represents and warrants that (i) the 2001 Claim and 2002 Claim currently are being reviewed and considered by Seller, and (ii) Seller has delivered to PetsMart the calendar year 2003 Adjustment Bill.

          (b) Seller shall use its best efforts to resolve and settle the 2001 Claim and the 2002 Claim within sixty (60) days after the date of this Agreement. Seller shall deliver evidence, to Purchaser's reasonable satisfaction, of the final agreement and resolution of the 2001 Claim and the 2002 Claim with PetsMart. As security for payment of any and all amounts owed to PetsMart in connection with the 2001 Claim and/or the 2002 Claim, Seller shall, at the closing of the Transaction, deposit with Chicago Title Insurance Company, as escrowee ("CTIC"), the sum of $6,884.40 (the "Escrow Amount"). Upon delivery to Purchaser of satisfactory evidence of the final agreement and resolution of the 2001 Claim and the 2002 Claim with PetsMart, and that payment of such claims have been made to PetsMart, Seller shall have the right (with Purchaser's consent) to direct CTIC to disburse the Escrow Amount to Seller as reimbursement of such amounts so paid. If at any time after the date of this Agreement, PetsMart shall (i) file or threaten to file any litigation or other proceeding in regards to the 2001 Claim and/or the 2002 Claim, or (ii) offset or deduct from any rent or other amounts due under the Lease the amount of the 2001 Claim and/or the 2002 Claim or any portion thereof, then Purchaser shall have the right to direct CTIC to disburse the Escrow Amount to Purchaser, in which event Purchaser thereafter shall have the right to pay such amount to PetsMart in settlement and resolution of the 2001 Claim and the 2002 Claim. Additionally, Seller shall be responsible to reimburse Purchaser for all reasonable court costs, attorneys' fees and other costs and expenses suffered or incurred by Purchaser with respect to or in connection with any litigation or other proceeding in regards to the 2001 Claim and/or the 2002 Claim.

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          (c)   Since PetsMart has been delivered the 2003 Adjustment Bill,
     PetsMart may elect, pursuant to the terms of the Lease, to audit the 2003 Common Area Maintenance expenses. Seller shall fully cooperate, at its cost and expense, with PetsMart in connection with any such audit, and shall provide PetsMart any and all information reasonably requested by PetsMart, and all information to which PetsMart is entitled under the terms of the Lease, in connection with the 2003 Common Area Maintenance expenses. Upon PetsMart's completion of said audit, Seller promptly shall review the same and resolve any and all claims made by PetsMart in connection therewith. Seller acknowledges that any final, agreed upon reimbursement to PetsMart for 2003 Common Area Maintenance shall be paid by Seller. Seller hereby agrees to defend, hold harmless and indemnify Purchaser and its members, officers, directors, partners, representatives, employees, agents, mortgagees, licensees, tenants, property managers, contractors, guests and invitees (and their respective members, officers, directors, partners, representatives, employees, agents, mortgagees, licensees, contractors, guests and invitees) from and against any and all claims, costs, expenses (including, but not limited to, reasonable attorneys' fees and litigation costs), damages, judgments, demands, penalties, fines, interest and liabilities due to, resulting from, or arising in connection with, directly or indirectly, the 2003 Claim, any alleged overpayment by PetsMart of Common Area Maintenance expenses for calendar year 2003 and/or the aforementioned audit.

          (d) In its estoppel certificate delivered in connection with the Transaction, Sally Beauty Company, Inc. ("Sally Beauty") asserts a claim that it is entitled to a credit against rent payable under the Sally Beauty lease relating to the Property in an amount equal to $399.97 (the "Sally Beauty Credit"). Seller hereby agrees to defend, hold harmless and indemnify Purchaser and its members, officers, directors, partners, representatives, employees, agents, mortgagees, licensees, tenants, property managers, contractors, guests and invitees (and their respective members, officers, directors, partners, representatives, employees, agents, mortgagees, licensees, contractors, guests and invitees) from and against any and all claims, costs, expenses (including, but not limited to, reasonable attorneys' fees and litigation costs), damages, judgments, demands, penalties, fines, interest and liabilities due to, resulting from, or arising in connection with, directly or indirectly, the Sally Beauty Credit. If Sally Beauty shall offset or deduct the amount of the Sally Beauty Credit from any rent or other amounts due under its lease after the date of this Agreement, then Seller promptly shall reimburse Purchaser for the amount so offset or deducted.

          (e) In its estoppel certificate delivered in connection with the Transaction, LNT West, Inc. ("Linens") asserts a claim that it is entitled to a credit against rent payable under the Linens lease relating to the Property in an amount equal to $4,553.65 (the "Linens Credit"). Seller has informed Purchaser that Linens offset the amount of the Linens Credit against rent due under the Linens lease for May, 2004. Seller hereby agrees to defend, hold harmless and indemnify Purchaser and its members, officers, directors, partners, representatives, employees, agents, mortgagees, licensees, tenants, property managers, contractors, guests and invitees (and their respective members, officers, directors, partners, representatives, employees, agents, mortgagees, licensees, contractors, guests and invitees) from and against any and all claims, costs, expenses (including, but not limited to, reasonable attorneys' fees and litigation costs), damages, judgments, demands, penalties, fines, interest and liabilities due to, resulting from, or arising in connection with, directly or indirectly, the Linens Credit. If Linens shall offset or deduct the amount of the Linens Credit from any rent or other amounts due under its lease after the date of this Agreement, then Seller promptly shall reimburse Purchaser for the amount so offset or deducted,

          (f) Pursuant to a certain Lease Amendment dated February, 29, 2004 (the "Lease Amendment"), Mark's Card Shops, Inc. ("Hallmark") contracted its space at the Property. Pursuant to the Lease Amendment, Seller, as landlord, and Hallmark are required to perform and complete certain work with respect to the contraction of the space (collectively, the "Work"). As of the date of this Agreement, all of the Work has not been completed. Seller covenants and agrees that it shall, at no cost to Purchaser, coordinate the diligent completion of the Work (and to the extent any unfinished Work is the responsibility of the landlord, pay for the cost of such Work) as soon as reasonably practicable, Furthermore, upon completion of the Work, Seller and Purchaser shall reasonably

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     cooperate with each other and with Hallmark with respect to the re-measurement of the Hallmark space (i.e., the contracted space). If the re-measurement of the Hallmark space results in Hallmark leasing less than 3,461 square feet, then Seller immediately shall deposit into the Vacant Space Escrow (as defined in that certain Vacancy Escrow Agreement of even date herewith among Seller, Purchaser and Chicago Title Insurance Company (the "Vacancy Escrow Agreement)), an amount equal to the product of (i) the difference between 3,461 and the actual amount of space leased by Hallmark, multiplied by (ii) Nineteen and 20/100 Dollars ($19.20), multiplied by
     (iii) two (2)(the "Additional Vacant Space Escrowed Funds"). The Additional Vacant Space Escrowed Funds shall constitute Vacant Space Escrowed Funds (as defined in the Vacancy Escrow Agreement), and shall be held and disbursed in accordance with the terms of the Vacancy Escrow Agreement.

     2. FURTHER ASSURANCES. Seller and Purchaser agree to cooperate with each other following the closing to confirm any matter and execute any document reasonably required by the other party in furthering of the closing.

     3. MISCELLANEOUS. This Agreement shall be interpreted and enforced in accordance with the internal laws of the State of Washington. The invalidity or unenforceability of any provision of this Agreement shall not affect, modify or impair the validity and enforceability of all other provisions of this Agreement. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their representatives, heirs, legatees, successors, and assigns; provided, however, that Seller shall have no right whatsoever to assign its interest under this Agreement and any such attempted assignment shall automatically be null and void and of no force and effect, and shall be deemed a breach by Seller of its obligations hereunder. No failure or delay by Purchaser in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. No change, amendment or modification of this Agreement shall be binding or enforceable unless in writing and executed by the party to be bound thereby. The covenants, agreements and indemnification provisions contained in this Agreement shall be enforceable notwithstanding the closing of the Transaction. In the event of litigation with respect to any portions of this Agreement, the prevailing party will be entitled to collect all reasonable legal fees incurred in connection with such litigation from the non-prevailing party. Purchaser shall have all remedies available at law and in equity on account of a default by Seller under this Agreement. Time is of the essence of this Agreement and the terms hereof. This Agreement may be signed in counterparts.

                         [SIGNATURES ON FOLLOWING PAGE]

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     IN WITNESS WHEREOF, the parties have executed this Post Closing and
Indemnity Agreement effective as of the first date written above.

                 SELLER:

                 NORTHPOINTE DELAWARE, LLC, a Delaware limited liability company


                 By:  /s/ Ruben Poplawski
                    -----------------------------------------
                       Ruben Poplawski
                       Sole Manager


                 CHULA VISTA PLAZA, LLC, a California limited liability company


                 By:  /s/ Ruben Poplawski
                    -----------------------------------------
                       Ruben Poplawski
                       Sole Manager

                 PURCHASER:

                 INLAND WESTERN SPOKANE NORTHPOINTE, L.L.C., a Delaware limited liability company

                 By: INLAND WESTERN RETAIL REAL ESTATE TRUST, INC., its sole member


                       By:  /s/ Valerie Medina
                          -----------------------------------
                            Valerie Medina
                            Assistant Secretary


NORTHPOINTE - POST CLOSING AGREEMENT(3)

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